                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):  September 30, 1999


                       ASYMETRIX LEARNING SYSTEMS, INC.
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            (Exact name of Registrant as specified in its charter)

                                   Delaware
               ------------------------------------------------
                (State or other jurisdiction of incorporation)


       000-24289                                               91-1276003
---------------------                                     --------------------
      (Commission                                            (IRS Employer
      File Number)                                         Identification No.)


    110-110TH AVENUE NE, BELLEVUE, WASHINGTON                      98004
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     (Address of principal executive offices)                    (Zip Code)


                                (425) 462-0501
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             (Registrant's telephone number, including area code)


________________________________________________________________________________
         (Former name or former address, if changed since last report)
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Item 5:  Other Events.

     Asymetrix Learning Systems, Inc. entered into a Securities Purchase Agreement dated as of September 30, 1999, with Marshall Capital, Inc. and Vulcan Ventures, pursuant to which these investors purchased an aggregate of 10,000 shares of Series A Convertible Preferred Stock of Asymetrix for an aggregate purchase price of $10.0 million. These shares of Preferred Stock are currently convertible into an aggregate of approximately 1,290,323 shares of Common Stock of Asymetrix. The conversion price, which is currently $7.75 per $1,000 of Preferred Stock purchased, is subject to adjustment and could be reduced to no lower than $6.82 per share, if the average closing price of Asymetrix Common Stock for the 20 trading days ending on the effective date (the "Effective Date") of a registration statement covering the resale of those shares is below $7.75 per share. Based on the minimum conversion price of $6.82 per share, the maximum number of shares issuable upon the conversion would be 1,466,275 shares of common stock.

     All of the shares of Preferred Stock will automatically convert into Common Stock on the Effective Date. If the Effective Date does not occur prior to March 29, 1999, Asymetrix would be required to pay premium with respect to the shares at a rate per annum equal to 5% of the purchase price of the shares. This premium, it becomes payable, would be payable on a quarterly basis.

     The Preferred Stock does not have voting rights, however, Asymetrix must obtain the consent of the holders of the Preferred Stock in order to take certain actions, such as issuing additional shares of Preferred Stock that are senior to this stock, amending the terms of this Preferred Stock or issue any additional shares of Series A Convertible Preferred Stock.

     The Preferred Stock has a liquidation preference in the amount of its stated value, which is $10.0 million in the aggregate, plus any accrued but unpaid premium.

     In connection with this transaction, Asymetrix also issued warrants to purchase an aggregate of 967,742 shares of Common Stock to these investors and a warrant to purchase 30,000 shares of Common Stock as a finder's fee. These warrants are exercisable for a period of five years and have an exercise price of $9.30 per share.

     These warrants may only be exercised for cash, unless the shares issuable upon exercise are not covered by an effective registration statement, in which case, they may be exercised on a "net exercise" basis, without the payment of additional cash consideration to Asymetrix.

     The number of shares issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. In the event Asymetrix issues securities for a purchase price of less than the exercise price, the exercise price will be adjusted on a "weighted average" basis to account for dilution. This anti-dilution provision does not apply to issuances in connection with employee stock options, employee stock purchase plans, mergers or acquisitions, strategic investments or underwritten offerings.
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Item 7:  Financial Statements and Exhibits.


     (c)  Exhibits

     99.01 Securities Purchase Agreement, dated as of September 30, 1999 by and among Asymetrix, Marshall Capital Management, Inc. and Vulcan Ventures

     99.02 Registration Rights Agreement, dated as of September 30, 1999 by and among Asymetrix, Marshall Capital Management, Inc. and Vulcan Ventures

     99.03 Form of Warrant issued as of October 6, 1999 to Marshall Capital Management, Inc. and Vulcan Ventures (included as Exhibit A of
            Exhibit 99.01)

     99.04 Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of Asymetrix filed on October 5, 1999 with the Delaware Secretary of State

     99.05  Asymetrix Press Release, dated October 11, 1999

     99.06  Asymetrix Press Release, dated October 12, 1999.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                ASYMETRIX LEARNING SYSTEMS, INC.


Date:  October 12, 1999         By: /s/ John D. Atherly
                                    -------------------------------------------
                                    John D. Atherly
                                    Vice President, Finance and Administration
                                    and Chief Financial Officer

99.01 Securities Purchase Agreement, dated as of September 30, 1999 by and among Asymetrix, Marshall Capital Management, Inc. and Vulcan Ventures

99.02 Registration Rights Agreement, dated as of September 30, 1999 by and among Asymetrix, Marshall Capital Management, Inc. and Vulcan Ventures

99.03 Form of Warrant issued as of October 6, 1999 to Marshall Capital Management, Inc. and Vulcan Ventures (included as Exhibit A of Exhibit 99.01)

99.04 Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of Asymetrix filed on October 5, 1999 with the Delaware Secretary of State

99.05  Asymetrix Press Release, dated October 11, 1999

99.06  Asymetrix Press Release, dated October 12, 1999.